Exhibit 99.1

Seritage Growth Properties Announces CEO Transition

New York – March 28, 2025 – Seritage Growth Properties (NYSE: SRG) (“Seritage” or the “Company”), a national owner and developer of retail, residential and mixed-use properties, today announced that the Seritage Board of Trustees and Andrea Olshan have agreed that Ms. Olshan will step down as Chief Executive Officer and President (CEO) and as a member of the Board effective as of April 11, 2025.  The Board has appointed Board Chairman Adam Metz, an independent member of the Board since 2022, as Interim CEO and President also effective as of April 11, 2025.

The decision to transition the CEO role was based on the fact that the Company has continued to pursue its shareholder approved Plan of Sale and that, since the announcement of the Company’s review of strategic alternatives in March of 2022, the Company’s portfolio has been reduced from approximately 160 assets to 15 assets.  As a result, the Company’s needs in the CEO role have been reduced, and the parties agreed that the Company should change leadership at this time.

“We thank Andrea for her considerable contributions over the last four years and her tireless work on behalf of Seritage and its shareholders.  In the face of challenging market conditions, Andrea has led the effort of effectuating our Plan of Sale, repaying over $1.3 billion of our loan facility in the process and making important strides in streamlining our Company’s operations,” said Adam Metz, Board Chairman.

“Through a turbulent market, we have accomplished so much during my four years at Seritage,” said Ms. Olshan. “This was made possible through the combination of the efforts of our dedicated management team and the support of our Board.”

Mr. Metz has experience in leadership at both public and private real estate businesses as well as deep Board experience as further detailed in the Company’s most recent Proxy Statement.  In appointing Mr. Metz as Interim CEO and President, the Board will continue to consider other alternatives for senior leadership, based on the pace of the Plan of Sale and other factors.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will,” “approximately,” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; environmental, health, safety and land use laws and regulations; and possible acts of war, terrorist activity or other acts of violence or cybersecurity incidents. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Qs. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Prior to the adoption of the Company’s Plan of Sale, Seritage was principally engaged in the ownership, development, redevelopment, disposition, management and leasing of diversified retail and mixed-use properties throughout the United States. Seritage will continue to actively manage each remaining location until such time as each property is sold. As of September 30, 2024, the Company’s portfolio consisted of interests in 21 properties comprised of approximately 2.7 million square feet of gross leasable area (“GLA”) or build-to-suit leased area, and 342 acres of land. The portfolio consists of approximately 1.5 million square feet of GLA and 208 acres held by 12 consolidated properties (such properties, the “Consolidated Properties”) and 1.2 million square feet of GLA and 134 acres held by nine unconsolidated properties (such properties, the “Unconsolidated Properties”).

Contact
Seritage Growth Properties
(212) 355-7800
IR@Seritage.com